Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

3.5 Year Autocallable Buffered Equity Linked Securities Linked to the Worst of NDX, RTY and SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Nasdaq-100 Index® (ticker: "NDX"), Russell 2000® Index (ticker: "RTY") and S&P 500® Index (ticker: "SPX")
Pricing date:	March 13, 2025
Valuation date:	Unless earlier redeemed, September 13, 2028
Maturity date:	September 18, 2028
Coupon:	At least 7.00%* per annum, paid monthly
Coupon payment dates:	Monthly
Downside threshold value:	For each underlying, 85% of its initial underlying value
Downside event:	A downside event will occur if the final underlying value of the worst performer on the valuation date is less than its downside threshold value
Buffer percentage:	15%
Automatic early redemption:	If on any autocall date the closing value of the worst performer is above its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the related coupon
Autocall dates:	Monthly, beginning after six months
CUSIP / ISIN:	17333JBK5 / US17333JBK51
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the valuation date
Underlying return:	For each underlying on any date, (i) its closing value on that date *minus* its initial underlying value, *divided by* (ii) its initial underlying value
Worst performer:	On any date, the underlying with the lowest underlying return
Payment at maturity:	If the securities are not automatically redeemed prior to maturity, for each $1,000 stated principal amount security you hold at maturity, you will receive the final coupon payment plus: • If a downside event does not occur: $1,000 • If a downside event occurs: $1,000 + [$1,000 × (the underlying return of the worst performer on the valuation date + the buffer percentage)] If the securities are not automatically redeemed prior to maturity and a downside event occurs, which means that the worst performer on the valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per security
Pricing Supplement:	Preliminary Pricing Supplement dated March 12, 2025

* The actual coupon will be determined on the pricing date.
** The hypotheticals assume the coupon will be set to the lowest value indicated in this offering summary.

Hypothetical Interim Payment per Security**

Hypothetical Underlying Return of Worst Performer on an Autocall Date	Hypothetical Payment on the Immediately Following Coupon Payment Date	Hypothetical Redemption
100.00%	$1,005.833	Redeemed
50.00%	$1,005.833	Redeemed
25.00%	$1,005.833	Redeemed
0.00%	$1,005.833	Redeemed
-10.00%	$5.833	Securities not redeemed
-20.00%	$5.833	Securities not redeemed
-25.00%	$5.833	Securities not redeemed
-75.00%	$5.833	Securities not redeemed
-100.00%	$5.833	Securities not redeemed

If the closing value of the worst performer is greater than or equal to its initial underlying value on any autocall date, then the securities will be automatically redeemed prior to maturity.

Hypothetical Payment at Maturity per Security**

Assumes the securities have not been automatically redeemed prior to maturity and includes the final coupon payment

Hypothetical Worst Underlying Return on Valuation Date	Hypothetical Payment at Maturity
100.00%	$1,005.833
75.00%	$1,005.833
50.00%	$1,005.833
25.00%	$1,005.833
0.00%	$1,005.833
-15.00%	$1,005.833
-15.01%	$1,005.733
-40.00%	$755.833
-50.00%	$655.833
-75.00%	$405.833
-100.00%	$155.833

Selected Risk Considerations • You may lose a significant portion of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity and a downside event occurs, which means that the worst performer on the valuation date has depreciated from its initial underlying value by more than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • The securities may be automatically redeemed prior to maturity, limiting your opportunity to receive coupon payments. • The securities will be adversely affected by volatility in the closing values of the underlyings . • Higher coupon payment rates are associated with greater risk. • The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. • The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. • You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performer, and you will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship between the underlyings . • The securities offer downside exposure to the worst performer, but no upside exposure to any underlying. • The performance of the securities will depend on the closing values of the underlyings solely on the potential autocall dates and the valuation date, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the potential autocall dates and the valuation date. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.